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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): April 2, 2002

                           RAYTEL MEDICAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


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
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               Delaware                                000-27186                             94-2787342
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
    (State or other jurisdiction of             Commission file number                    (I.R.S. Employer
      incorporation organization)                                                      Identification Number)
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                                2755 Campus Drive
                           San Mateo, California 94403
                    (Address of principal executive offices)

                                 (650) 349-0800
              (Registrant's telephone number, including area code)



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ITEM 1. CHANGES IN CONTROL OF REGISTRANT

         On April 2, 2002, SHL TeleMedicine Ltd., an Israeli corporation ("SHL"), announced that it and its indirect wholly-owned subsidiary SHL TeleMedicine Acquisition Corp., a Delaware corporation ("Purchaser"), had consummated its tender offer (the "Offer") to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Raytel Medical Corporation, a Delaware corporation ("Raytel"), including the associated rights to purchase the series A preferred stock of Raytel issued pursuant to a rights agreement, dated as of August 14, 1998, at a price of $10.25 per share, net to the seller in cash, without interest thereon. The Offer expired as scheduled at 5:00 p.m, New York City time on Monday, April 1, 2002. Based upon information provided by Alpine Fiduciary Services, Inc., the depositary for the tender offer, 2,302,558 shares of Raytel common stock were tendered (including approximately 14,680 shares tendered pursuant to procedures for guaranteed delivery) out of approximately 2,988,687 shares currently outstanding, or approximately 77% of all outstanding shares. All such shares have been accepted for purchase in accordance with the terms of the Offer. The Purchaser has provided a subsequent offering period during which Raytel stockholders may tender, but not withdraw, their shares and receive the offer consideration. The subsequent offering period expires at 5:00 p.m. New York City time on Tuesday, April 9, 2002.

         Pursuant to the Agreement and Plan of Merger, dated as of February 7, 2002 (the "Merger Agreement"), by and among Raytel, SHL and the Purchaser, SHL is entitled to designate such number of directors to be elected to the Board of Directors of Raytel (the "Board"), rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on the Board by the percentage that the number of shares so purchased and paid for bears to the total number of shares then outstanding. Four individuals designated by SHL have been elected directors of Raytel and now make up a majority of Raytel's six member board.

         Pursuant to the Merger Agreement, Purchaser will be merged with and into Raytel (the "Merger") and Raytel will continue as the surviving corporation and as an indirect wholly-owned subsidiary of SHL. It is expected that the Merger will be completed by the end of the second quarter of 2002. At the effective time of the Merger, each issued and outstanding share of common stock of Raytel (other than shares owned by SHL or any of its subsidiaries (including the Purchaser), shares held by Raytel as treasury stock, and shares held by stockholders who properly demand appraisal and comply with the provisions of
Section 262 of the Delaware General Corporation Law relating to dissenters' rights of appraisal) will be converted into the right to receive $10.25 per share in cash, without interest.

         Raytel has been advised by Purchaser that the total cost to purchase all the outstanding Raytel shares pursuant to the Offer and the Merger and to pay transaction fees and expenses is approximately $35.1 million. The total amount of funds required to purchase the 2,302,558 shares purchased in the Offer was approximately $23.6 million. Purchaser has advised Raytel that it obtained all necesssary funds from intercompany loans from SHL TeleMedicine North America, Inc., its sole stockholder and an indirect wholly-owned subsidiary of SHL ("SHL NA"). With respect to the intercompany loans from SHL NA, Purchaser has further advised Raytel as follows:

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                  SHL NA obtained the funds for the intercompany loans to
         Purchaser from an equity contribution by SHL NA's sole stockholder and a $24,000,000 loan from Bank Leumi USA pursuant to a Loan Agreement, dated as of April 2, 2002. The loan bears interest at LIBOR (six month) plus a margin of 0.57% and is unsecured. $5,000,000 principal amount of the loan is due April 2, 2003, and the balance is due April 2, 2004.

         Other than as set forth herein or in the Merger Agreement, there are no arrangements known to Raytel, including any pledge by any person of any securities of Raytel, the operation of which may at a subsequent date result in a change of control of Raytel.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

         On April 8, 2002, Richard Bader resigned as Raytel's Chariman of the Board and Chief Executive Officer and as a director. Mr. Bader did not indicate in his letter that he was resigning as a director because of a disagreement with Raytel on any matter relating to Raytel's operations, policies or practices.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Not applicable.

(b)      Not applicable.

(c)      Exhibits.

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
EXHIBIT NO.       DESCRIPTION
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
2.1               Agreement and Plan of Merger, dated February 7, 2002, among Raytel Medical Corporation, SHL
                  TeleMedicine Ltd. and SHL TeleMedicine Acquisition Corp. (incorporated herein by reference to
                  Exhibit 2.1 to Raytel's Quarterly Report on Form 10-Q for the fiscal quarter ended
                  December 31, 2001).
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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              RAYTEL MEDICAL CORPORATION

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                                            /s/ John F. Lawler, Jr.

Date: April 9, 2002                     By: John F. Lawler, Jr.
                                            Vice President and Chief
                                            Financial Officer

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